EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $1.43 on Revenues of $169 Million

BENTONVILLE, Ark., May 21, 2018 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the fourth quarter of fiscal year 2018.

Highlights of fourth quarter operating results:

  Net earnings of $10.2 million – $1.43 per diluted share vs. $0.66 per diluted share for prior year quarter
  Income tax benefit of $944,000 ($.13 per diluted share) related to share-based compensation pursuant to accounting standard ASU 2016-09, adopted in May 2017
  Revenues of $169 million compared to $153 million for the prior year quarter, current quarter includes a $1.9 million increase in interest income and same store revenue increase of 10.5%
  Retail unit sales increase of 7.9% to 13,082 from 12,126 for the prior year period with improved productivity at 31.1 retail units sold per store per month, up from 29.1 for the prior year period
  Average retail sales price increased $268 to $10,922 or 2.5% from the prior year quarter
  Gross profit margin percentage decreased to 40.6% from 41.5% for the prior year quarter
  Collections as a percentage of average finance receivables increased to 15.8% from 15.6% for the prior year quarter
  The weighted average contract term remained flat at 32.5 months compared to the prior year quarter
  Net Charge-offs as a percentage of average finance receivables of 7.5%, down from 8.7% for prior year quarter
  Accounts over 30 days past due decreased to 3.5% from 3.6% at April 30, 2017
  Average percentage of finance receivables current was 82.2%, up from 81.0% at April 30, 2017
  Provision for credit losses of 25.4% of sales vs. 28.4% for prior year quarter
  Selling, general and administrative expenses at 16.9% of sales vs. 17.2% for prior year quarter
  Active accounts base approximately 71,100, an increase of approximately 4,300 from April 30, 2017
  Debt to equity of 66.1% and debt to finance receivables of 30.4% (50.6% and 25.3% at 4/30/17)
  327,550 shares were repurchased for $16 million, approximately 4.6% of outstanding shares

Highlights of twelve-month operating results:

  Net income of $36.5 million – $4.90 per diluted share ($3.60 (non-GAAP) per diluted share excluding the effect of the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017 and excluding a one-time retirement bonus paid to retiring CEO, Mr. Henderson during the third quarter) vs. $2.49 per diluted share for prior year period
  Income tax benefit of $1,721,000 ($.23 per diluted share) related to share-based compensation pursuant to accounting standard ASU 2016-09, adopted in May 2017
  Revenues of $612 million compared to $588 million for the prior year period with same store revenue increase of 5.2%
  Retail unit sales increase of 2.5% to 48,271 from 47,116 for the prior year period with improved productivity at 28.7 retail units sold per store per month, up from 27.7 for the prior year period
  Net Charge-offs as a percent of average finance receivables of 28.8%, down from 30.5% for prior year period
  Provision for credit losses of 27.7% of sales vs. 28.7% of sales for prior year period
  Strong cash flows supporting the $34.6 million increase in finance receivables, $3.5 million increase in inventory, $2.3 million in net capital expenditures and $42.3 million in common stock repurchases (979,040 shares) with a $34.4 million increase in total debt

“We are pleased to report another good, solid quarter and we are excited about the opportunities we have to continue to improve the business as we move forward. Our focus on improvements with inventory management is showing up in our results as we work to find good cars for good prices and to efficiently move these vehicles through our system. Better inventory processes have also led to improvements with our lot-level sales volume productivity which was up 6.9% for the quarter.  At the same time, we saw an increase in the down-payment percentage for the quarter which is a very positive indication that we are doing some good things at our dealerships. We are committed to continuing to get better with inventory management which is critically important to our success,” said Jeff Williams, Chief Executive Officer.  “We believe that our continued investments in attracting, training and retaining quality people, especially at the General Manager position, are beginning to show up in our results, and we will continue to push for excellence in this area. We cannot have a great business without great people who have been trained and supported at the highest levels. Additionally, we are pleased with the progress we have made in our collections practices. We know that we have more room to improve in this area with better customer service, but we did see a 120-basis point decrease in charge-offs and a 20-basis point increase in collections for the quarter. Most importantly, more of our valued customers were successful during the quarter and we will work hard to earn their repeat business.”

“We have four new lot openings that are in process, all under experienced top performing General Managers. These dealerships will be in Bixby, Oklahoma, Pryor, Oklahoma, Montgomery, Alabama and Fayetteville, Arkansas. We are excited about the opportunities to leverage the talents of proven leaders in these markets,” said Mr. Williams. “We began the closure of one underperforming dealership during the quarter, Forrest City Arkansas, as we believe our capital will be better deployed elsewhere. We are optimistic about our future and will continue to work hard to make America’s Car-Mart the best it can be. We have a great team of dedicated associates who live our Mission, Vision and Values on a daily basis and we are proud of our Company and the real purpose we have in our work.”

“We experienced some pressure on the gross margin percentage primarily because of the increase in the average retail selling price; as selling prices increase, the gross margin percentage shrinks.  However, the gross profit dollars per sale did increase slightly for the quarter. We were pleased to see some leveraging on our selling, general, and administrative (“SG&A”) expenses as a percentage of sales based on the increased sales and productivity in the quarter.  As Jeff mentioned, we will continue to build an infrastructure to support a growing business, especially in the areas of General Manager Recruitment, Training and Advancement, and Collections Support,” said Vickie Judy, Chief Financial Officer.

“We repurchased 327,550 shares of common stock (4.6%) during the quarter at an average price of approximately $48.86 for a total of $16 million. Since February 2010 we have repurchased 5.8 million shares (50%) at an average price of approximately $34. We plan to continue to repurchase shares opportunistically as we move forward.  In the last twelve months, we have added nearly $35 million in receivables, repurchased $42 million of our common stock, funded $2.3 million in net capital expenditures, and increased inventory by $3.5 million to support higher sales levels with only a $34 million increase in debt. Our balance sheet is still very strong with debt to finance receivables ratio of 30.4% compared to 25.3% at this time last year,” added Ms. Judy. “We will continue to focus on strong cash-on-cash returns while being mindful of the continuing infrastructure investment needs in the key areas of the business.”

Conference Call

Management will be holding a conference call on Tuesday, May 22, 2018 at 11:00 a.m. Eastern Time to discuss quarterly results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 6777158.

Non-GAAP Financial Disclosure

In addition to our results under United States generally accepted accounting principles (GAAP), this press release also includes a non-GAAP financial measure of adjusted earnings per diluted share. The Company defines adjusted earnings per diluted share as GAAP diluted earnings per share, excluding the effects of the enactment of the Tax Act in December 2017 and a one-time retirement bonus paid to retiring CEO, Mr. Hank Henderson, during the third quarter of fiscal 2018. Management believes that reporting adjusted earnings per diluted share more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. In addition, although not a financial measure under GAAP, adjusted earnings per diluted share facilitates the ability to analyze the Company’s financial results in relation to those of its competitors and to the Company’s prior financial performance by excluding items which otherwise would distort the comparison. However, because not all companies use identical calculations, the Company's presentation of adjusted earnings per diluted share may not be comparable to similarly titled measures of other companies. This non-GAAP measure does not purport to be an alternative to, and should be considered in addition to, and not as a substitute for or superior to, diluted earnings per share as defined under GAAP.

A reconciliation to GAAP diluted earnings per share is included at the end of this press release.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 139 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:  Jeffrey A. Williams, President and CEO or Vickie D. Judy, CFO at (479) 464-9944

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2018	Three Months Ended
	April 30,		vs.	April 30,
	2018	2017	2017	2018	2017
Operating Data:
Retail units sold	13,082	12,126	7.9%
Average number of stores in operation	140	139	0.7
Average retail units sold per store per month	31.1	29.1	6.9
Average retail sales price	$10,922	$10,654	2.5
Same store revenue growth	10.5%	1.3%
Net charge-offs as a percent of average finance receivables	7.5%	8.7%
Collections as a percent of average finance receivables	15.8%	15.6%
Average percentage of finance receivables-current (excl. 1-2 day)	82.2%	81.0%
Average down-payment percentage	8.0%	7.9%

Period End Data:
Stores open	139	140	(0.7)%
Accounts over 30 days past due	3.5%	3.6%
Finance receivables, gross	$501,438	$466,854	7.4%

Operating Statement:
Revenues:
Sales	$150,661	$136,032	10.8%	100.0%	100.0%
Interest income	18,790	16,885	11.3	12.5	12.4
Total	169,451	152,917	10.8	112.5	112.4

Costs and expenses:
Cost of sales	89,493	79,581	12.5	59.4	58.5
Selling, general and administrative	25,486	23,464	8.6	16.9	17.2
Provision for credit losses	38,281	38,630	(0.9)	25.4	28.4
Interest expense	1,621	1,029	57.5	1.1	0.8
Depreciation and amortization	1,006	1,037	(3.0)	0.7	0.8
Loss (gain) on disposal of property and equipment	(97)	798	(112.2)	(0.1)	0.6
Total	155,790	144,539	7.8	103.4	106.3

Income before taxes	13,661	8,378		9.1	6.2

Provision for income taxes	3,492	3,136		2.3	2.3

Net income	$10,169	$5,242		6.7	3.9

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$10,159	$5,232

Earnings per share:
Basic	$1.47	$0.68
Diluted	$1.43	$0.66

Weighted average number of shares used in calculation:
Basic	6,907,409	7,737,420
Diluted	7,086,084	7,941,504

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Years Ended		2018	Years Ended
	April 30,		vs.	April 30,
	2018	2017	2017	2018	2017
Operating Data:
Retail units sold	48,271	47,116	2.5%
Average number of stores in operation	140	142	(1.4)
Average retail units sold per store per month	28.7	27.7	3.6
Average retail sales price	$10,604	$10,540	0.6
Same store revenue growth	5.2%	3.5%
Net charge-offs as a percent of average finance receivables	28.8%	30.5%
Collections as a percent of average finance receivables	53.1%	53.6%
Average percentage of finance receivables-current (excl. 1-2 day)	80.9%	80.2%
Average down-payment percentage	6.4%	6.0%

Period End Data:
Stores open	139	140	(0.7)%
Accounts over 30 days past due	3.5%	3.6%
Finance receivables, gross	$501,438	$466,854	7.4%

Operating Statement:
Revenues:
Sales	$537,528	$520,149	3.3%	100.0%	100.0%
Interest income	74,673	67,602	10.5	13.9	13.0
Total	612,201	587,751	4.2	113.9	113.0

Costs and expenses:
Cost of sales	315,273	304,927	3.4	58.7	58.6
Selling, general and administrative	99,023	91,940	7.7	18.4	17.7
Provision for credit losses	149,059	149,097	(0.0)	27.7	28.7
Interest expense	5,599	4,069	37.6	1.0	0.8
Depreciation and amortization	4,250	4,272	(0.5)	0.8	0.8
Loss on disposal of property and equipment	91	1,204	(92.4)	0.0	0.2
Total	573,295	555,509	3.2	106.7	106.8

Income before taxes	38,906	32,242		7.2	6.2

Provision for income taxes	2,397	12,037		0.4	2.3

Net income	$36,509	$20,205		6.8	3.9

Dividends on subsidiary preferred stock	$(40)	$(40)

Net income attributable to common shareholders	$36,469	$20,165

Earnings per share:
Basic	$5.04	$2.57
Diluted	$4.90	$2.49

Weighted average number of shares outstanding:
Basic	7,232,014	7,854,238
Diluted	7,441,358	8,110,777

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	April 30,	April 30,	April 30,
	2018	2017	2016

Cash and cash equivalents	$1,022	$434	$602
Finance receivables, net	$383,617	$357,161	$334,793
Inventory	$33,610	$30,129	$29,879
Total assets	$455,584	$424,258	$406,296
Total debt	$152,367	$117,944	$107,902
Treasury stock	$204,325	$162,024	$141,535
Stockholders' equity	$230,535	$233,008	$228,817
Shares outstanding	6,849,161	7,608,471	8,073,820

Finance receivables:
Principal balance	$501,438	$466,854	$437,278
Deferred revenue - payment protection plan	(19,823)	(18,472)	(17,305)
Deferred revenue - service contract	(10,332)	(9,611)	(10,034)
Allowance for credit losses	(117,821)	(109,693)	(102,485)

Finance receivables, net of allowance
and deferred revenue	$353,462	$329,078	$307,454

Allowance as % of principal balance,
net of deferred revenue	25.0%	25.0%	25.0%

Changes in allowance for credit losses:
	Three Months Ended		Years Ended
	April 30,		April 30,
	2018	2017	2018	2017
Balance at beginning of period	$117,268	$111,818	$109,693	$102,485
Provision for credit losses	38,281	38,630	149,059	149,097
Charge-offs, net of collateral recovered	(37,728)	(40,755)	(140,931)	(141,889)
Balance at end of period	$117,821	$109,693	$117,821	$109,693

Non-GAAP Financial Disclosure:
	Year Ended
	April 30,
	2018

Diluted earnings per share	$4.90
CEO retirement bonus	0.10
U.S. tax reform benefit	(1.40)

	$3.60